Exhibit 99.2

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Isabella Wiltse
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE ANNOUNCES BOARD OF DIRECTORS CHANGES

ST. LOUIS, July 28, 2026 -- Centene Corporation (NYSE: CNC) today announced that Kenneth A. Burdick has retired from the Company's Board of Directors, effective July 28, 2026, and that Paul J. Diaz has been appointed to the Board, effective July 28, 2026.

Mr. Burdick joined Centene's Board of Directors in January 2022 and has provided valuable insight and guidance leveraging his decades-long leadership in healthcare. Prior to joining the Board, he served as Executive Vice President of Products and Markets at Centene and before that was the Chief Executive Officer of WellCare Health Plans.

Mr. Diaz is a Managing Partner at Cressey & Company, a private investment firm focused on investing and cultivating high-quality healthcare firms. He previously served as President and Chief Executive Officer of Myriad Genetics, Inc., a leading genetic testing and precision medicine company. Before that, he served as President and Chief Executive Officer of Kindred Healthcare, a Fortune 500 healthcare services company. Mr. Diaz also brings extensive public company board experience, having served on the boards of several healthcare organizations, including DaVita and PharMerica.

"After careful consideration, I have decided the time is right to step down from the Centene Board to focus on personal priorities and other opportunities," said Mr. Burdick. "It has been a privilege to serve Centene and support its mission of transforming the health of the communities it serves, one person at a time. I have great confidence in the Company's leadership, strategy and future, and I leave knowing it is well positioned for its next chapter of growth and impact."

"Ken has been a valued member of our Board. His deep industry expertise, strategic perspective, and commitment to improving healthcare have made a meaningful impact on Centene. On behalf of the Board, we thank him for his service and wish him all the best in retirement," said Frederick H. Eppinger, Chair of Centene's Board of Directors. "We are also pleased to welcome Paul Diaz to the Board. His extensive healthcare leadership experience, public company governance expertise and record of guiding organizations through growth and transformation will bring valuable perspective as Centene continues to advance its strategy and serve its members."

"I am honored to join Centene's Board of Directors and support a company with such a strong mission and commitment to improving the health of the communities it serves," said Mr. Diaz. "I look forward to drawing on my experience across the healthcare industry to help advance innovation, strengthen access to high-quality care and support Centene's continued impact for its members and stakeholders."

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach with local teams to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.
2